FOR IMMEDIATE RELEASE

CatchMark Announces Strong Full-Year 2015 Results:
Revenues Up 27%, Adjusted EBITDA Increases 36%
ATLANTA - March 7, 2016 - Exceeding company guidance, CatchMark Timber Trust, Inc. (NYSE: CTT) announced today that continued gains from operations and timberland acquisitions produced solid year-over-year increases in company revenues and Adjusted EBITDA for the 12-month period ended December 31, 2015. Full-year 2015 operating highlights included:

•	Increased revenues to $69.1 million, a 27% gain over full-year 2014.

•	Increased Adjusted EBITDA to $32.2 million, a 36% increase over full-year 2014.

•	Increased total harvest volumes to 1.84 million tons from 1.37 million tons in 2014.
CatchMark’s acquisitions of prime timberlands during 2015, totaling $73.7 million, excluding transaction costs, and comprising 42,900 acres, expanded its holdings into North Carolina and South Carolina and increased its total owned interests in timberlands across the U.S. South to 425,000 acres. For the year, CatchMark completed 19 timberland sales, totaling approximately 6,400 acres, for $11.8 million.
At year end, the company’s low-leveraged balance sheet provided ample liquidity for future opportunistic acquisitions and timely share repurchases with a multi-draw term loan capacity of $280 million and a line of credit of $35 million. Under CatchMark’s $30 million share repurchase program announced in August 2015, nearly 600,000 shares have been repurchased by year-end at an average price of $10.25.
Jerry Barag, CatchMark’s President and CEO, said: “We are very pleased with the execution of our strategic business plan during 2015 and we are well-positioned for another year of growth in 2016.  We remain focused on allocating capital into markets with favorable current and long-term fundamentals that fit our profile for producing durable earnings over long-term holding periods and improving our product mix. Our operational focus remains on maximizing current harvest volumes to match demand in our mills markets as well as practicing intensive forest management and applying silvicultural techniques.”
Chairman of the Board Willis J. Potts, Jr., said: "Our efforts remain concentrated on long-term growth and the 2015 results set the stage for meeting our objectives of increasing adjusted EBITDA per share, raising our dividend, and creating greater value for our stockholders over time."
CatchMark’s year-over-year results for fourth quarter 2015 were impacted by a large land sale, which had an outsized positive impact on revenues and Adjusted EBITDA in fourth quarter 2014. Gross timber sales revenues and harvest volumes increased significantly year over year. Highlights of the company’s 2015 fourth quarter include:

•	Generated total revenues of $17.1 million compared to $20.9 million for fourth quarter 2014.

•	Produced Adjusted EBITDA of $6.9 million compared to $11.6 million for fourth quarter 2014.

•	Registered a net loss of $3.3 million compared to net income of $2.2 million in the fourth quarter 2014.

•	Increased gross timber sales revenues by 32% to $14.4 million from $11.0 million in fourth quarter 2014.

•	Increased total harvest volume by 47% to 509,000 tons from 346,000 tons in fourth quarter 2014.

•	Acquired 25,300 acres of new timberlands in Georgia, North Carolina, South Carolina, Tennessee, and Texas for a total of $45.5 million, exclusive of transaction costs.

•	Completed timberland sales of $1.5 million, comprising 800 acres.

•	Paid a dividend of $0.125 per share to stockholders of record on December 14, 2015.

Results for Fourth Quarter and Full Year 2015
Revenues decreased to $17.1 million for the quarter ended December 31, 2015 from $20.9 million for the quarter ended December 31, 2014 primarily because of a decrease in timberland sales revenue of $7.5 million, offset by an increase in timber sales revenue of $3.5 million and an increase of $0.3 million in other revenues. Timber sales revenue increased by 32%, mainly as a result of an increase in harvest volume from properties acquired in the past 12 months.
Timberland sales revenue decreased due to selling fewer acres during the quarter ended December 31, 2015. The average sales price per acre on timberland sales was down during the fourth quarter of 2015 as a result of receiving above-average pricing on a large land sale during the fourth quarter of 2014. Other revenues increased due to having more acreage under recreational leases due to the growth of our timberland portfolio.

	Three Months Ended December 31, 2014	Changes attributable to:		Three Months Ended December 31, 2015
(in thousands)		Price	Volume
Timber sales (1)
Pulpwood	$6,048	$116	$823	$6,987
Sawtimber (2)	4,925	(108)	2,634	7,451
	$10,973	$8	$3,457	$14,438

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.

CatchMark incurred a net loss of $3.3 million for the quarter ended December 31, 2015 compared to net income of $2.2 million for the quarter ended December 31, 2014, as a result of a $5.2 million decrease in operating income from lower net timberland sales, higher depletion expense, and an increase in interest expense.
Revenues increased to $69.1 million for the year ended December 31, 2015 from $54.3 million for the year ended December 31, 2014 primarily due to an increase in timber sales revenue of $12.2 million, an increase in timberland sales revenue of $1.2 million and an increase of $1.4 million in other revenues. Timber sales revenue increased by 30%, mainly due to an increase in harvest volume as a result of incremental harvest on properties acquired in the past 12 months. We incurred an $8.4 million net loss for the year ended December 31, 2015 as compared to generating net income of $0.7 million for the year ended December 31, 2014 due to a $7.9 million decrease in our operating income, a $0.9 million increase in our interest expense, and a $0.2 million decrease in interest income.

	For the Year Ended December 31, 2014	Changes attributable to:		For the Year Ended December 31, 2015
(in thousands)		Price	Volume
Timber sales (1)
Pulpwood	$23,800	$(203)	$4,263	$27,860
Sawtimber (2)	16,835	336	7,806	24,977
	$40,635	$133	$12,069	$52,837

(1)	Timber sales are presented on a gross basis.

(2)	Includes sales of chip-n-saw and sawtimber.

Adjusted EBITDA for Fourth Quarter and Full Year 2015
The discussion below is intended to enhance the reader’s understanding of our operating performance and our ability to satisfy lender requirements. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their non-cash nature, and we refer to this measure as “Adjusted EBITDA.” As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Due to the significant amount of timber assets subject to depletion and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.
For the quarter ended December 31, 2015, Adjusted EBITDA was $6.9 million, a $4.6 million decrease from the quarter ended December 31, 2014, primarily due to a $7.3 million decrease in revenue from net timberland sales and increases in cash paid for general and administrative expenses, other operating expenses, and forestry management fees, offset by a $3.7 million increase in net timber sales.
For the year ended December 31, 2015, Adjusted EBITDA was $32.2 million, a $8.5 million increase from the year ended December 31, 2014, primarily due to a $9.6 million increase in net timber sales, a $0.8 million increase in revenue from net timberland sales, and a $1.4 million increase in other revenues, offset by increases in cash paid for general and administrative expenses, other operating expenses, and forestry management fees.
Our reconciliation of net loss to Adjusted EBITDA for the three months and 12 months ended December 31, 2015 and 2014 follows:

(in thousands)	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Net (loss) income	$(3,296)	$2,161	$(8,387)	$660
Add:
Depletion	7,783	4,398	27,091	14,788
Basis of timberland sold	1,133	4,029	8,886	5,072
Amortization (1)	187	182	765	836
Stock-based compensation expense	247	133	889	418
Interest expense	882	653	2,924	1,897
Adjusted EBITDA	$6,936	$11,556	$32,168	$23,671

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

2016 Outlook
CatchMark also announced earnings guidance for full-year 2016, expecting Adjusted EBITDA of between $31 million and $35 million, excluding the impact of new acquisitions, and increased harvest volumes targeted in a range of 1.9 million to 2.1 million tons, also excluding new acquisitions. Planned land sales are expected to total between $11 million and $13 million, comprising 1% to 2% of fee timberlands in line with the ongoing land sales program.
The company projects a net loss between $10 million and $11.5 million, primarily resulting from non-cash charges related to depletion expense driven by the higher harvest volume and change in product mix as well as higher interest expense reflecting higher average debt outstanding after consideration of the fourth quarter acquisitions totaling nearly $50 million.
Barag said, “In assessing our outlook for 2016, we have confidence in continued strong performance driven by our core asset base and growth derived from our acquisitions pipeline. Through an extremely disciplined approach in allocating capital, we remain committed to assembling the industry's highest quality portfolio, targeting local market dynamics, sustainable productivity, merchantable inventory, and targeted cash yield.”
Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. EST on Tuesday, March 8, 2016 to discuss these results. Investors may listen to the conference call by dialing 1-877-870-4263 for U.S/Canada and 1-412-317-0790 for international callers.  Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com.  A replay of this webcast will be archived on the company's website shortly after the call.
About CatchMark
Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 425,000 acres* of timberland located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of December 31, 2015.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, that we have ample liquidity for future opportunistic acquisitions and timely share repurchases, that we are well-positioned for another year of growth, and that our 2015 results set the stage for meeting our objectives to increase adjusted EBITDA per share, raise our dividend and create greater value for stockholders over time. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; and (ix) the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, under the heading “Risk Factors” and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts
Investors:                                                                  Media:
Brian Davis                                                             Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                                                       (203) 268-0158
info@catchmark.com                                            marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Timber sales	$14,438	$10,973	$52,837	$40,635
Timberland sales	1,525	9,075	11,845	10,650
Other revenues	1,112	839	4,440	3,026
	17,075	20,887	69,122	54,311
Expenses:
Contract logging and hauling costs	5,093	4,896	19,911	17,322
Depletion	7,783	4,398	27,091	14,788
Cost of timberland sales	1,251	4,372	9,747	5,558
Forestry management expenses	1,242	1,204	4,495	3,567
General and administrative expenses	2,451	1,971	7,667	6,185
Land rent expense	203	215	736	831
Other operating expenses	1,310	866	4,295	2,942
	19,333	17,922	73,942	51,193
Operating (loss) income	(2,258)	2,965	(4,820)	3,118

Other income (expense):
Interest income	3	—	6	177
Interest expense	(1,041)	(804)	(3,573)	(2,635)
	(1,038)	(804)	(3,567)	(2,458)
Net (loss) income available to common stockholders	$(3,296)	$2,161	$(8,387)	$660

Weighted-average common shares outstanding - basic and diluted	38,888	39,361	39,348	31,568

Net (loss) income per-share available to common stockholders - basic and diluted	$(0.08)	$0.05	$(0.21)	$0.02

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per-share amounts)

	December 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$8,025	$17,365
Accounts receivable	2,562	798
Prepaid expenses and other assets	3,277	2,781
Deferred financing costs, less accumulated amortization of $123 and $39 as of December 31, 2015 and 2014, respectively	354	418
Timber assets (Note 3):
Timber and timberlands, net	584,854	543,101
Intangible lease assets, less accumulated amortization of $934 and $931 as of December 31, 2015 and 2014, respectively	23	26
Total assets	$599,095	$564,489

Liabilities:
Accounts payable and accrued expenses	$3,307	$2,359
Other liabilities	3,703	3,265
Note payable and line of credit, less net deferred financing costs (Note 4)	181,047	114,173
Total liabilities	188,057	119,797

Commitments and Contingencies (Note 6)	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 and 889,200 shares authorized; 38,975 and 36,193 shares issued and outstanding as of December 31, 2015 and 2014, respectively	390	362
Class B-3 common stock, $0.01 par value; 0 and 3,500 shares authorized; 0 and 3,164 shares issued and outstanding as of December 31, 2015 and 2014, respectively	—	32
Additional paid-in capital	607,409	612,518
Accumulated deficit and distributions	(195,341)	(167,364)
Accumulated other comprehensive loss	(1,420)	(856)
Total stockholders’ equity	411,038	444,692
Total liabilities and stockholders’ equity	$599,095	$564,489

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net (loss) income	$(3,296)	$2,161	$(8,387)	$660
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion	7,783	4,398	27,091	14,788
Basis of timberland sold	1,133	4,029	8,886	5,072
Other amortization	29	31	117	98
Stock-based compensation expense	247	453	889	738
Noncash interest expense	158	(169)	648	418
Changes in assets and liabilities:
Accounts receivable	(357)	(30)	(1,764)	(204)
Prepaid expenses and other assets	(210)	(211)	187	619
Accounts payable and accrued expenses	(30)	(1,176)	985	(998)
Other liabilities	(718)	(2,365)	(158)	(1,346)
Net cash provided by operating activities	4,739	7,121	28,494	19,845

Cash Flows from Investing Activities:
Timberland acquisitions	(47,252)	(146,201)	(75,793)	(237,527)
Capital expenditures (excluding timberland acquisitions)	(1,042)	(215)	(2,668)	(906)
Net cash used in investing activities	(48,294)	(146,416)	(78,461)	(238,433)

Cash Flows from Financing Activities:
Proceeds from note payable	47,000	234,250	67,500	320,750
Repayments of note payable	—	(116,250)	(498)	(254,910)
Financing costs paid	(529)	(2,338)	(781)	(3,302)
Issuance of common stock	—	—	—	190,222
Dividends paid to common stockholders	(4,847)	(4,921)	(19,590)	(15,336)
Repurchase of common shares	(1,416)	(43)	(6,004)	(43)
Stock issuance costs	—	(1)	—	(10,042)
Net cash provided by financing activities	40,208	110,697	40,627	227,339
Net (decrease) increase in cash and cash equivalents	(3,347)	(28,598)	(9,340)	8,751
Cash and cash equivalents, beginning of period	11,372	45,963	17,365	8,614
Cash and cash equivalents, end of period	$8,025	$17,365	$8,025	$17,365

SELECTED DATA

	2015					2014
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Timber Sales Volume ('000 tons)
Pulpwood	262	292	289	288	1,131	177	236	258	215	886
Sawtimber	175	157	156	221	709	86	125	138	131	480
Total	437	449	445	509	1,840	263	361	396	346	1,366

Delivered % as of total volume	65%	59%	61%	57%	60%	79%	63%	62%	80%	70%
Stumpage % as of total volume	35%	41%	39%	43%	40%	21%	37%	38%	20%	30%

Net timber sales price ($ per ton)
Pulpwood	$13	$13	$13	$13	$13	$14	$13	$13	$13	$13
Sawtimber	$26	$26	$25	$25	$26	$22	$24	$25	$25	$24

Timberland Sales
Gross Sales (1) ('000)	$6,174	$591	$3,554	$1,526	$11,845	$65	$1,025	$486	$9,074	$10,650
Acres Sold	3,400	258	1,953	796	6,407	29	547	206	2,979	3,761
Price per acre	$1,816	$2,291	$1,820	$1,914	$1,849	$2,250	$1,873	$2,357	$3,046	$2,832

Timberland Acquisitions
Gross Acquisitions (1) ('000)	$14,533	$12,771	$550	$45,451	$73,305	$243	$85,376	$—	$149,539	$235,158
Acres Acquired	7,668	9,686	290	25,261	42,905	203	44,321	—	77,088	121,612
Price per acre ($/acre)	$1,895	$1,318	$1,898	$1,799	$1,709	$1,200	$1,926	$—	$1,940	$1,934

Period End Acres ('000)
Fee	369	379	377	401	401	247	291	291	365	365
Lease	29	28	28	24	24	30	30	30	28	28
Total	398	407	405	425	425	277	321	321	393	393
(1) Exclusive of closing costs.